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EXHIBIT 23.6

CONSENT OF NOMINEE DIRECTOR

        Pursuant to Rule 438, promulgated under the Securities Act of 1933, I, Cynthia Cohen, hereby consent to the use of my name and any references to me as a nominee director of Gart Sports Company following the merger of Gart Sports Company and The Sports Authority, Inc. (including references to me as a nominee director of the "combined company") in the Registration Statement on Form S-4 of Gart Sports Company, filed with the Securities and Exchange Commission, and all amendments thereto.

Dated: March 25, 2003

/s/ CYNTHIA COHEN Name: Cynthia Cohen

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  EXHIBIT 23.6